Exhibit 99

NEWS RELEASE

Media Information Contact:

Barry B. Davall, President & CEO

Community Partners Bancorp

(732) 706-9009

For Immediate Release

Community Partners Bancorp

Reports Second Quarter Operating Results

and Announces 3% Stock Dividend

Middletown, New Jersey – July 21, 2006

Community Partners Bancorp (NASDAQ: CPBC) reported consolidated earnings and asset growth for the second quarter and six months ended June 30, 2006. Additionally, on July 18, 2006, Community Partners’ Board of Directors approved a 3% stock dividend payable September 1, 2006 to shareholders of record as of August 18, 2006.

Community Partners Bancorp is the holding company for Two River Community Bank, which is headquartered in Middletown, New Jersey, and The Town Bank, which is headquartered in Westfield, New Jersey. Community Partners acquired the banks on April 1, 2006 in a transaction that was accounted for under the purchase accounting method for financial reporting purposes, with Two River as the acquiring entity for accounting purposes. Community Partners was formed in connection with that transaction and had no business operations prior to April 1, 2006.

Reported earnings and balance sheet figures of Community Partners prior to April 1, 2006, include those of Two River Community Bank and do not include those of The Town Bank. Current period performance, other than per share amounts and ratio analysis, is not generally comparable to reported results for corresponding prior year and prior quarter periods, as a significant portion of the increases in reported earnings and balance sheet figures are due to the inclusion of Town Bank in the current but not the prior periods.

Community Partners reported net income of $1,086,000 for the quarter ended June 30, 2006, or $0.17 per share for basic and $0.16 per share for diluted, compared to net income of $493,000 for the second quarter of 2005, or $0.12, for both basic and diluted earnings per share. Net income for the quarter ended June 30, 2006 increased by $593,000, or 120.3%, over the same prior year quarter. Diluted earnings per share for the quarter ended June 30, 2006 increased by $0.04 per share, or 33.3%, compared to the same prior year quarter. Weighted average shares outstanding and earnings per share were retroactively adjusted to reflect the stock dividend.

For the six months ended June 30, 2006, net income increased to $1,569,000 compared to $923,000 for the six months ended June 30, 2005. This represents an increase of $646,000, or 70.0%, in net income. Basic and diluted earnings per share for the six months ended June 30, 2006 were $0.30 and $0.29, respectively, compared to basic and diluted earnings per share of $0.23 and $0.22, respectively, for the same prior year period. Per share results of operations were significantly higher during the 2006 periods primarily as a result of the accretive effect resulting from the acquisition of Town Bank and also as a result of the general growth of the company.

At June 30, 2006, assets totaled $511.1 million, an increase of $242.8 million, or 90.5% over December 31, 2005 assets of $268.3 million. The company’s loan portfolio, net of allowances for loan losses, increased to $384.4 million at June 30, 2006, compared to $213.9 million at December 31, 2005, an increase of $170.5 million, or 79.7%. Total deposits increased to $432.7 million at June 30, 2006, compared to $236.4 million at December 31, 2005, an increase of $196.3 million, or 83.0%. The significant balance sheet growth recorded during the second quarter of 2006 resulted from the acquisition of Town Bank as of April 1, 2006 and the general growth of the company for the period ended June 30, 2006.

Barry B. Davall, President and CEO of Community Partners, stated “We are well down the road to realizing our strategic objectives for 2006 and we are very pleased as to how well our strategic alliance with Town Bank is proceeding.” Community Partners operates nine branch offices under the banner of Two River Community Bank and two branch offices under the banner of The Town Bank.

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The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, our ability to achieve sufficient operational integration of the banks, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of general economic conditions and legal and regulatory barriers and structure. Community Partners Bancorp assumes no obligation for updating any such forward-looking statements at any time.

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COMMUNITY PARTNERS BANCORP

CONSOLIDATED BALANCE SHEETS

June 30, 2006 (Unaudited) and December 31, 2005

(In thousands, except share data)

	(Unaudited) June 30, 2006	December 31, 2005
ASSETS
Cash and due from banks	$9,916	$5,827
Federal funds sold	18,769	-
Total cash and cash equivalents	28,685	5,827

Securities available-for-sale	51,829	34,114
Securities held-to-maturity (fair value of $5,759 and $5,836 at June 30, 2006 and December 31, 2005, respectively)	5,838	5,841

Loans	388,661	216,327
Less allowance for loan losses	(4,289)	(2,380)
Net loans	384,372	213,947

Bank-owned life insurance	3,744	3,667
Premises and equipment, net	4,657	2,390
Accrued interest receivable	1,997	973
Other assets	3,459	1,517
Intangible assets, net of accumulated amortization of $96	26,506	-

Total assets	$511,087	$268,276

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Deposits
Non-interest bearing	$78,506	$50,301
Interest bearing	354,198	186,148
Total deposits	432,704	236,449

Securities sold under agreements to repurchase	9,132	5,197
Short-term borrowings	1,092	1,514
Accrued interest payable	607	71
Other liabilities	2,066	1,278
Total liabilities	445,601	244,509

SHAREHOLDERS’ EQUITY
Common stock – authorized 25,000,000 shares of no par value, issued and outstanding 6,304,120 at June 30, 2006 and $2.00 par value, authorized 10,000,000 shares, issued and outstanding 3,936,595 at December 31, 2005	62,620	7,873
Preferred stock – authorized 6,500,000 shares of no par value, issued and outstanding, none at June 30, 2006 and none authorized at December 31, 2005	-	-
Additional paid-in capital	-	14,310
Retained earnings	3,721	2,153
Accumulated other comprehensive loss	(855)	(569)
Total shareholders’ equity	65,486	23,767

Total liabilities and shareholders’ equity	$511,087	$268,276

COMMUNITY PARTNERS BANCORP

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

For the Three Months and Six Months Ended June 30, 2006 and 2005

	Three Months Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005
	(In thousands, except per share data)

INTEREST INCOME:
Loans, including fees	$7,222	$3,137	$11,082	$6,053
Investment securities	625	413	1,068	842
Federal funds sold	225	24	251	31
Total Interest Income	8,072	3,574	12,401	6,926

INTEREST EXPENSE:
Deposits	3,181	862	4,627	1,568
Securities sold under agreements to repurchase	70	39	115	74
Short-term borrowings	18	50	40	95
Total Interest Expense	3,269	951	4,782	1,737

Net Interest Income	4,803	2,623	7,619	5,189

PROVISION FOR LOAN LOSSES	257	136	373	278

Net Interest Income after Provision for Loan Losses	4,546	2,487	7,246	4,911

NON-INTEREST INCOME:
Service fees on deposit accounts	146	74	294	186
Other loan customer service fees	142	95	234	187
Earnings from investment in life insurance	45	39	83	78
Other income	75	103	95	112
Total Non-Interest Income	408	311	706	563

NON-INTEREST EXPENSES:
Salaries and employee benefits	1,677	1,105	2,899	2,198
Occupancy and equipment	498	266	910	661
Amortization of identifiable intangibles	96	-	96	-
Other operating expenses	959	645	1,588	1,150
Total Non-Interest Expenses	3,230	2,016	5,493	4,009

Income before Income Taxes	1,724	782	2,459	1,465
INCOME TAX EXPENSE	638	289	890	542

NET INCOME	$1,086	$493	$1,569	$923

EARNINGS PER SHARE:
Basic	$0.17	$0.12	$0.30	$0.23
Diluted	$0.16	$0.12	$0.29	$0.22

Weighted average shares outstanding (in thousands):
Basic	6,485	4,055	5,277	4,049
Diluted	6,685	4,276	5,455	4,269